ATTACHMENT FOR FORM N-SAR SUB-ITEM 77O

FORTIS SERIES FUND, INC.


On November 18, 1996, the Global Asset Allocation
Series of Registrant, which is sub-advised by Morgan Stanley Asset Management Limited, entered into a Rule 10f-3 transaction. 5,250 shares of an initial public offering of the shares of Deutsche Telekom ADR, (with a value of $99,172), were purchased from SBC Warburg, a non-affiliated brokerage firm. The terms of the transaction were as set forth in the prospectus for this offering that was filed with the Commission. Members of the underwriting syndicate were Goldman Sachs &
Co.; Deutsche Morgan Grenfell Inc.; Merrill,
Lynch, Pierce, Fenner & Smith Incorporated; ABN
AMRO Securities (USA) Inc.; CS First Boston
Corporation; and Dresdner Kleinwort Benson North
America LLC.  The determination required by Rule
10f-3(h)(3) will be made at the next quarterly meeting of Registrant's Board of Directors and will be based upon Morgan Stanley Asset
Management Limited's documentation of compliance with the provisions of Rule 10f-3.